Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Reports Third Quarter 2013 Results

•	Revenue of $323.9 million for Third Quarter 2013

•	Adjusted EBITDA of $85.2 million for Third Quarter 2013

NASHVILLE, Tenn. (November 8, 2013) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced financial results for the third quarter ended September 30, 2013 as summarized below:

(In millions)	3Q 2013	3Q 2012	% Change
Revenue	$323.9	$297.1	9.0%
Net Income (Loss)	$(16.3)	$(15.2)	-7.3%
Non-GAAP Adjusted EBITDA	$85.2	$79.2	7.7%

“In my first few weeks at Emdeon, I am pleased to find so many opportunities to accelerate our growth trajectory,” said Neil de Crescenzo, president and chief executive officer for Emdeon. “During the third quarter, we continued to see positive momentum as a result of our strategic growth initiatives in sales across all of our lines of business, and in key growth areas such as payment integrity and revenue cycle solutions.”

Third quarter revenue was $323.9 million, an increase of 9.0%, compared to $297.1 for the same period in 2012. Net loss for the third quarter of 2013 was $16.3 million compared to $15.2 million for the same period in 2012. The increase in revenue as compared to the prior year period was primarily due to the impact of business growth, including the June 2013 acquisition of Goold Health Systems. The increase in net loss compared to the same period in 2012 was primarily due to a change in the company’s estimated effective tax rate, partially offset by the impact of business growth and lower interest expense as a result of the repricing of Emdeon’s term debt in April 2013.

Third quarter 2013 Non-GAAP Adjusted EBITDA increased 7.7% to $85.2 million, or 26.3% of revenue, from Non-GAAP Adjusted EBITDA of $79.2 million, or 26.7% of revenue, for the comparable period in 2012. This increase in Adjusted EBITDA as compared to the same period in 2012 is primarily due to business growth, partially offset by increased investments related to sales and other strategic growth initiatives.

A reconciliation of Emdeon’s financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to certain non-GAAP financial measures has been provided in the financial statement tables included in this release to supplement its unaudited condensed consolidated financial statements presented on a GAAP basis. An explanation of these non-GAAP measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

Forward-Looking Statements

Statements made in this press release that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements may include information concerning Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to Emdeon’s actual financial results or results of operations include: effects of competition, including competition from entities that are customers for certain of Emdeon’s solutions; Emdeon’s ability to maintain relationships with its customers and channel partners; Emdeon’s ability to effectively cross-sell its solutions to existing customers and to continue to generate revenue and maintain profitability by developing or acquiring and successfully deploying new or updated solutions; pricing pressures on Emdeon’s solutions; the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames; and general economic, business or regulatory conditions affecting the healthcare information technology and services industries; as well as the other risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Annual Report filed on Form 10-K for the year ended December 31, 2012, as well as other reports filed by Emdeon with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

# # #

Contacts:

Investor Relations

Bob East

Westwicke Partners

443.213.0502

bob.east@westwicke.com or

Emdeon@westwicke.com

Emdeon Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Revenue	$323,906	$297,075	$941,093	$877,577
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	197,378	181,818	580,501	534,463
Development and engineering	7,896	8,644	23,263	26,320
Sales, marketing, general and administrative	44,524	37,634	126,580	113,395
Depreciation and amortization	47,181	48,572	137,943	140,354
Accretion	7,112	2,758	18,712	15,104

Operating income	19,815	17,649	54,094	47,941
Interest expense, net	37,000	41,898	116,390	130,539
Loss on extinguishment of debt	—	—	23,160	21,853
Other	(1,046)	—	(1,046)	—

Income (loss) before income tax provision (benefit)	(16,139)	(24,249)	(84,410)	(104,451)
Income tax provision (benefit)	126	(9,093)	(26,422)	(36,364)

Net income (loss)	$(16,265)	$(15,156)	$(57,988)	$(68,087)

Emdeon Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$61,563	$31,763
Accounts receivable, net of allowance for doubtful accounts of $4,624 and $3,585 at September 30, 2013 and December 31, 2012, respectively	209,039	190,021
Deferred income tax assets	5,578	4,184
Prepaid expenses and other current assets	29,339	28,160

Total current assets	305,519	254,128
Property and equipment, net	279,195	264,852
Goodwill	1,502,361	1,488,134
Intangible assets, net	1,658,049	1,730,089
Other assets, net	19,538	29,694

Total assets	$3,764,662	$3,766,897

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,495	$6,223
Accrued expenses	118,414	101,805
Deferred revenues	10,222	9,342
Current portion of long-term debt	22,031	17,595

Total current liabilities	159,162	134,965
Long-term debt, excluding current portion	2,015,743	1,999,414
Deferred income tax liabilities	447,217	466,921
Tax receivable agreement obligations to related parties	143,697	125,003
Other long-term liabilities	16,847	8,443
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized and outstanding at September 30, 2013 and December 31, 2012, respectively	—	—
Additional paid-in capital	1,136,355	1,130,968
Accumulated other comprehensive income (loss)	(1,343)	(3,789)
Accumulated deficit	(153,016)	(95,028)

Total equity	981,996	1,032,151

Total liabilities and equity	$3,764,662	$3,766,897

Emdeon Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Operating activities
Net income (loss)	$(57,988)	$(68,087)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,943	140,354
Accretion	18,712	15,104
Equity compensation	5,637	3,969
Deferred income tax expense (benefit)	(27,884)	(37,369)
Amortization of debt discount and issuance costs	6,585	7,613
Change in contingent consideration	1,879	—
Gain on sale of cost method investment	(2,925)	—
Loss on extinguishment of debt	22,828	18,293
Other	1,068	1,927
Changes in operating assets and liabilities:
Accounts receivable	(15,582)	(5,547)
Prepaid expenses and other	(1,804)	(3,686)
Accounts payable	685	5,153
Accrued expenses, deferred revenue and other liabilities	20,985	(8,444)
Tax receivable agreement obligations to related parties	(103)	(114)

Net cash provided by (used in) operating activities	110,036	69,166

Investing activities
Purchases of property and equipment	(52,806)	(40,949)
Payments for acquisitions, net of cash acquired	(18,291)	(59,011)
Proceeds from sale of cost method investment	5,820	—

Net cash provided by (used in) investing activities	(65,277)	(99,960)

Financing activities
Proceeds from Term Loan Facility	—	70,351
Debt principal payments	(9,692)	(9,565)
Payments on Revolving Facility	—	(15,000)
Payment of loan costs	(2,178)	(2,060)
Repayment of deferred financing arrangements	(2,103)	—
Repurchase of Parent common stock	(250)	(317)
Other	(736)	(203)

Net cash provided by (used in) financing activities	(14,959)	43,206

Net increase (decrease) in cash and cash equivalents	29,800	12,412
Cash and cash equivalents at beginning of period	31,763	37,925

Cash and cash equivalents at end of period	$61,563	$50,337

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses results of operations before such excluded items to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to non-GAAP results are provided in the financial statement tables included in this release.

In this release, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as net income before income tax provision (benefit), net interest expense and depreciation and amortization), plus certain other non-cash or non-operating items (collectively, “EBITDA Adjustments”).

To properly evaluate Emdeon’s business, Emdeon encourages investors to review the GAAP financial information included in this release, and not rely on any single financial measure to evaluate Emdeon’s business. Emdeon also strongly encourages investors to review the reconciliation of net income (loss) to the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, as Emdeon defines it, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations. Adjusted EBITDA calculations are also used in our credit facilities and indentures, although the adjustments used to calculate Adjusted EBITDA as used in our credit facilities and indentures may vary in certain respects among such agreements and from those presented below.

Management uses Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes this non-GAAP measure assists Emdeon’s board of directors, management, lenders and investors in comparing Emdeon’s operating performance on a consistent basis because it removes where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operating performance.

Emdeon Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in thousands)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net income (loss)	$(16,265)	$(15,156)	$(57,988)	$(68,087)
Interest expense, net	37,000	41,898	116,390	130,539
Income tax provision (benefit)	126	(9,093)	(26,422)	(36,364)
Depreciation and amortization	47,181	48,572	137,943	140,354

EBITDA	68,042	66,221	169,923	166,442

EBITDA Adjustments:
Equity compensation	2,089	3,969	5,637	3,969
Acquisition accounting adjustments	251	937	741	4,369
Acquisition-related costs	1,198	609	2,457	4,264
Transaction-related costs and advisory fees	1,500	2,237	4,825	6,899
Strategic initiatives, duplicative and transition costs	1,888	2,059	4,355	8,302
Severance and retention costs	3,507	163	5,136	1,080
Accretion expense	7,112	2,758	18,712	15,104
(Gain) loss on disposal of assets	(2,900)	—	(997)	52
Contingent consideration	1,879	—	1,879	—
Loss on extinguishment of debt and other related costs	—	—	24,311	25,411
Other	682	227	1,460	1,828

EBITDA Adjustments	17,206	12,959	68,516	71,278

Adjusted EBITDA	$85,248	$79,180	$238,439	$237,720